Exhibit 3.4

DEAN HELLER
Secretary of State	Entity #
204 North Carson Street, Suite 1	14597-1997
Carson City, Nevada 89701-4299	Document Number:
(775) 684 5708	20050267947-02
Website: secretaryofstate.biz	Date Filed:
7/8/2005 11:05:44 AM
In the office of
/s/ Dean Heller
Dean Heller
Secretary of State

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
for Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
GARUDA CAPITAL CORP.

2. The articles have been amended as follows (provide article numbers, if available):

FOURTH. CAPITAL STOCK: The authorized share capital of 50,000,000 common shares with a par value of $0.001 be increased to 100,000,000 common shares with a par value of $0.001 by creating an additional authorized 50,000,000 common shares with a par value of $0.001.

The amount of total authorized capital stock which the Corporation shall have authority to issue is 100,000,000 shares of common stock, each with $0.001 par value and 10,000,000 shares of preferred stock , each with $0.001 par value, to have such classes, series and preferences as the Board of Directors may determine from time to time.

Any and all capital stock issued by the Corporation will be issued in either registered or bearer form, as may be directed by the Board of Directors from time to time, and the fixed consideration for which has been paid and delivered shall be deemed fully paid and not liable for any further assessments.

There shall be no preemptive rights in connection with the acquisition of any capital stock of the Corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favour of the amendment is: 100%.

4. Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): /s/ C. Robin Relph

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule. Nevada Secretary of State AM 78.385 Amend 2003
Revised on: 11/03/03